SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                Date of Report (date of earliest event reported):
                                  July 18, 2008

                           AIR INDUSTRIES GROUP, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

        Delaware                   000-29245                 20-4458244
        --------                   ---------                 ----------
        State of                   Commission               IRS Employer
        Incorporation              File Number               I.D. Number

                 1479 North Clinton Avenue, Bay Shore, NY 11706
                     Address of principal executive offices

                  Registrant's telephone number: (631) 968-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

As reported in our Current Report on Form 8-K filed on November 19, 2007, on November 15, 2007, Air Industries Group, Inc.("AIR") entered into a Stock Purchase Agreement (the "Purchase Agreement") with the shareholders (the "Shareholders") of Blair Industries, Inc., a New York corporation, Blair Accumulators, Inc., a New York corporation, H.S.M. Machine Works, Inc., a New York corporation, and H.S.M. Machine Works, Inc., a North Carolina corporation (collectively, the "Companies"). Pursuant to the Purchase Agreement, AIR was to acquire from the Shareholders all of the issued and outstanding capital stock of the Companies (the "Blair Shares"), subject to the satisfaction of certain terms and conditions.

The purchase price for all of the Blair Shares set forth in the Purchase Agreement was $16,358,000, subject to adjustment based upon the Net Asset Value of the Companies as of the date of closing. The purchase price was payable by a combination of cash, AIR's promissory notes and shares of AIR's preferred stock.

The closing was subject to certain conditions including, but limited to, AIR's ability to secure not less than $12 million in debt or equity financing. Under the terms of the Purchase Agreement, AIR agreed to pay the Shareholders a break-up fee of $150,000 under certain circumstances.

On July 18, 2008, the Shareholders and AIR entered into an amendment to the Purchase Agreement

      1. Increasing the cash portion of the purchase price to $14,000,000, with the balance payable by AIR's promissory notes plus options (to be proportioned among the Shareholders) having a term of five years equal to $1,000,000 divided by the per share price equal to the average closing price (or if there is no closing price, the average of the closing bid and asked prices) of the Common Stock for the immediately preceding ten trading days;
      2. Increasing the amount of financing required as a condition to closing to $15,000,000;
      3.    Increasing the break-up fee to $350,000; and
      4.    Extending the termination date to on or before October 1, 2008.

In addition:

      A. AIR has agreed to appoint William Lehman, president of the Companies, as Chief Operating Officer and president of each of the Companies following the closing.

      B. For so long as AIR is indebted to one or more of the Shareholders, AIR shall provide the Shareholders thirty (30) days prior written notice of any shareholder solicitation or action relating to the election of directors. After receipt of such notice, the Shareholders may, by written notice sent to AIR within ten (10) days of receipt of such notice, request that AIR nominate for election to AIR's Board of Directors in connection with such shareholder solicitation or action, two candidates designated by the Shareholders, to whom AIR shall not reasonably object (the "Shareholder Designees"). AIR has agreed to cause one Shareholder Designee to be elected to its Board and will submit the name of the other Shareholder Designee to its Board of Directors for consideration as a nominee. If AIR's Board nominates the second Shareholder Designee for election as a Director, AIR has agreed to use its commercial reasonable efforts to cause to be voted the shares for which AIR's management or Board of Directors holds proxies or is otherwise entitled to vote in favor of the election of that Shareholder Designee. In the event that any Shareholder Designee shall cease to serve as a director of AIR for any reason, the vacancy resulting therefrom will be filled by another Shareholder Designee.

      C. The parties have agreed to ease restrictions on the actions which may be taken by the Companies prior to closing to enable them to distribute cash to the Shareholders if the Net Asset Value (as defined in the Purchase Agreement) of the Companies is likely to exceed $4,750,000 on the date of the closing.

      D. The parties also agreed that upon completion of an audit of the Companies that they shall meet to consider the valuations ascribed to certain assets of the Companies in connection with that audit.

      We cannot assure you that we will obtain financing to complete the acquisition by the termination date, or at all.

Item 9.01 Financial Statements and Exhibits.

      (c) Exhibits.

      10.1 Amendment to Stock Purchase Agreement dated as of July 18, 2008 by and among the Shareholders and AIR.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 18, 2008

                                       AIR INDUSTRIES GROUP, INC.


                                       By: /s/ Peter D. Rettaliata
                                           -------------------------------------
                                           Peter D. Rettaliata
                                           President and Chief Executive Officer

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                                  EXHIBIT INDEX

      10.1 Amendment to Stock Purchase Agreement dated as of July 18, 2008 by and among the Shareholders and AIR.